Exhibit 99.1

News Corporation

N E W S R E L E A S E

For Immediate Release

Contacts - Investor Relations: Reed Nolte 212-852-7092
Press: Jack Horner 646-386-6215

News America Incorporated Issues Notice of Optional Redemption of 0.75% Senior Exchangeable BUCS
______________________

NEW YORK, NY, February 1, 2010 - News America Incorporated (the "Company"), a subsidiary of News Corporation, today issued a notice to holders of the Company's 0.75% Senior Exchangeable BUCS (the "Securities") that such holders have the right to tender Securities on the March 15, 2010 holder redemption date and that the Company has elected to pay for any Securities tendered during the tender offer period entirely in cash.

The Securities were issued pursuant to the Indenture, dated as of March 21, 2003, as supplemented (the "Indenture"), among the Company, News Corporation (f/k/a The News Corporation Limited), the guarantors named therein and The Bank of New York Mellon (f/k/a The Bank of New York), as trustee (the "Trustee").

Pursuant to the Indenture, each holder of Securities has the right to tender Securities for purchase by the Company on each of March 15, 2010, March 13, 2013 or March 15, 2018 for payment equal to the adjusted liquidation preference of such Securities plus an amount equal to any accrued and unpaid distributions and any final period distribution (the "Purchase Price"). The Purchase Price shall be equivalent to $1,013.48 per Security tendered for purchase on March 15, 2010.

The Trustee is acting as the Company's paying agent and exchange agent in connection with the holder redemption.

News Corporation (NASDAQ: NWS, NWSA; ASX: NWS, NWSLV) had total assets as of September 30, 2009 of approximately US$55 billion and total annual revenues of approximately US$30 billion. News Corporation is a diversified global media company with operations in eight industry segments: filmed entertainment; television; cable network programming; direct broadcast satellite television; integrated marketing services; newspapers and information services; book publishing; and other. The activities of News Corporation are conducted principally in the United States, Continental Europe, the United Kingdom, Australia, Asia and Latin America.